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EXHIBIT 99.1
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FOR IMMEDIATE RELEASE
                                                           CONTACT:
                                                           Patrick Gallagher
                                                           Edward Howard & Co.
                                                           (216) 781-2400


AMERICAN STONE SAYS THAT IT IS NEGOTIATING WITH LOCAL BANKS
TO REPLACE ITS EXISTING BANK TERM LOAN AND CREDIT FACILITY


         AMHERST, Ohio, July 2, 2003 - American Stone Industries, Inc. (AMST.OB), a supplier of building stone products, announced that it is in discussions with several Cleveland-area banks on a new bank term loan and revolving credit facility. The Company said the primary holder of its existing term loan and credit facility has requested immediate payment of the balance due. The bank had earlier granted a temporary waiver for certain covenants of the loan agreements between the bank and American Stone Corporation, a wholly owned subsidiary of the Company.

         Although the liquid assets of the Company at the present time are significantly less than the current liabilities of the Company, the Company continues to believe that the value that can ultimately be realized from the Company's assets significantly exceeds the Company's liabilities.

         American Stone Industries, Inc. is a holding company that mines and sells stone predominantly for the building stone market through its wholly owned subsidiary, American Stone Corporation. American Stone Corporation owns and operates Cleveland Quarries in Amherst, Ohio, one of the world's largest sandstone quarries. The Company's stock is traded on the OTC Bulletin Board under the symbol AMST.

         This press release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are made based on Management's expectations and beliefs concerning future events affecting the Company and are subject to risks and uncertainties that could cause actual results to differ materially from the expectations expressed in or implied by forward-looking statements. Such risks include, but are not limited to, trends within the building construction industry, actions by competitors, equipment and operational problems, the success of advertising and promotional efforts, changes in relationships with major customers or in the financial condition of those customers, and the adequacy of the Company's financial resources and the availability and terms of any additional capital. There can be no assurances that the Company will be successful in its efforts to reduce costs, raise capital, become profitable, or achieve positive cash flow in the foreseeable future. Further information about these matters is set forth in the Company's Form 10-KSB annual report filed with the Securities and Exchange Commission.

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